Articles of Incorporation

Of

China Inc.,

Article I

NAME

The name of the corporation shall be China Inc., (hereinafter, the "corporation).

Article II

REGISTERED OFFICE

The name and street address of the Corporation's registered agent in the State of Nevada is My Nevada Resident Agent.com, 2840 Highway 95, Alt.S. #7, Silver Springs, NV 89429

Article III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is seventy five million (75,000,000) shares, consisting of "Common Stock" with all of such shares having a par value of $.0001 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is -0- shares.

Sect 2.    Common Stock

(a)           Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation ,as amended from time to time ( hereafter, the "Article") or the Nevada Revised Statutes, as the same may be amended and supplemented ( hereinafter, the "NRS"), the holders of Common Stock shall be entitled to received dividends when, as and if declared by the board of directors out of assets legally available therefore.

(b)           Voting Rights. Except as otherwise provided by NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c)           No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(d)           Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 4.     Non-assessment of stock. he capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debt or liabilities of the corporation.

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Article IV

DIRECTORS AND OFFICERS

Section 1.    Number of Directors. The board of directors shall consist of at least one (1) individual and not more than eight (15) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the by-laws of the Corporation. The board of directors of the Corporation shall be elected in such manner as shall be provided in the by-laws of the Corporation.

Sect 2.     Initial Directors. The name and street address of the director:

Name              Address:

Tian Jia           12520 A1 Westheimer #138, Houston, Texas 77077

Section 3.    Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NGS, as s amended from time to time.

Section 4.    Indemnification. Every person who was or is a patty to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss ( including attorneys fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers of representatives may have or hereafter acquire, and without limiting the generality of such  statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article. Without limiting the application of the foregoing the Board of Directors may adopt by-laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Section 5.    Repeal and Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modifications. In the event of any conflict between Section 3 or 4 above and any other Article of the Articles, the terms and provisions of Section 3 or 4 above shall control.

Article V

COMBINATIONS WITH INERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a 'resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

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Article VI

BYLAWS

The board of directors is expressly granted the exclusive power to make, amend, alter or repeal the by-laws of the Corporation pursuant to NRS 78.120.

IN WITNESS WHEREOF, I hereunder set my hand on May 21,2008, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Mary Jin

Mary Jin, Incorporator

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